INTERIM OPERATING AGREEMENT


     THIS INTERIM OPERATING AGREEMENT made as of January 6, 2002 (this "Agreement") by and among TOY SOLDIER, INC., a Delaware corporation ("Buyer"), THE RIGHT START, INC., a California corporation ("Parent"), KBB RETAIL ASSETS CORP., f/k/a F.A.O. SCHWARZ, a New York corporation ("Seller"), and ROYAL VENDEX KBB N.V., a Netherlands corporation ("Shareholder"). All capitalized terms contained herein and not otherwise defined in this Agreement shall have those meanings ascribed to them in the Purchase Agreement (as defined below).

     WHEREAS, Parent, Buyer, Seller, Quality Fulfillment Services, Inc. ("QFS") and Shareholder are parties to that certain asset purchase agreement dated November 19, 2001 (the "Purchase Agreement"), pursuant to which, among other things, Buyer purchased the Assets of Seller and QFS upon the terms and subject to the conditions set forth therein; and

     WHEREAS, Section 2.6(a) of the Purchase Agreement provides for the execution and delivery by Seller, QFS, Shareholder and Buyer of an operating agreement, pursuant to which Buyer shall provide operational and management services to Seller and QFS for certain of Seller's retail toy stores (the "Other Operated Stores") pursuant to the terms of the operating agreement in the form annexed to the Purchase Agreement as Exhibit 2.6(a)(xi) (the "Other Operating Agreement"); and

     WHEREAS, the terms of the Other Operating Agreement do not address Seller's needs with respect to the operation of Seller's store located at 840 North Michigan Avenue, Chicago, Illinois (the "Chicago Store"); and

     WHEREAS, Buyer desires to provide such operational and management services to Seller with respect to the Chicago Store and Seller desires to have such services provided to ensure the orderly operation of the Chicago Store.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.   PROVISION OF SERVICES

1.1 Standard of Operations. Commencing on the date hereof, Buyer shall manage and operate the Chicago Store in a manner consistent with the standards of quality with respect to the Transferred Stores and Facilities. Buyer shall apply substantially the same policies, practices and procedures as apply generally to the Transferred Stores and Facilities with respect to day-to-day operations, management, accounting, purchasing, control of operating expenses and general administration, including marketing, promotional activities and other matters, subject to the applicable terms of this Agreement. Exceptions to general policies, practices and procedures

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     may be made by Buyer to deal  with  specific  circumstances  affecting  the
     Chicago Store if, in Buyer's reasonable judgment, there is an adequate business justification for doing so. Notwithstanding any provision to the contrary in this Agreement, Buyer shall not use, suffer or permit any person to use the Chicago Store as a mark down, clearance or liquidation outlet or conduct any auction or going-out-of business sale in the Chicago Store unless otherwise requested or authorized by Seller in writing.

1.2 Contracts. Buyer shall have authority to enter into in Buyer's name, at Buyer's cost and for Buyer's sole benefit such purchasing, service and other contracts or agreements, which are in the ordinary course of business, as are in Buyer's reasonable professional judgment necessary for the operation, supply and maintenance of the Chicago Store as required by this Agreement.

1.3 Maintenance. Buyer, at its own expense, shall be responsible for maintaining the Chicago Store in good condition and repair. All repairs and maintenance work shall be completed in accordance with the terms of the real property lease for the Chicago Store (the "Lease").

1.4 Operating Expenses. Throughout the Term hereof, Buyer shall pay all expenses incurred in connection with the operation of the Chicago Store, including payments due under the Lease. Notwithstanding any provision to the contrary contained in this Agreement, Seller reserves the right at any time and from time to time, upon written notice to Buyer (each, a "Rent Payment Option Notice"), to pay the base rent, additional rent and any other charges and costs accruing under the Lease (the "Rent") directly to the landlord under the Lease (the "Landlord"). Buyer hereby agrees, upon receipt of a Rent Payment Option Notice, to promptly deliver any information needed by Seller in connection with the payment of Rent (i.e., sales data used to calculate percentage rent) so as to enable Seller to pay the Rent to Landlord on a timely basis in accordance with the terms of the Lease. Seller shall have the right upon no less than thirty (30) days written notice to revoke a Rent Payment Option Notice and direct Buyer to resume paying Rent to the Landlord in accordance with the terms of the Lease.

1.5 Recordkeeping. Buyer agrees to maintain all books of record, accounts and other financial and operating data with respect to the Chicago Store during the Term hereof. Seller shall have the right to audit Buyer's books and record, accounts, financial and operating data upon prior notice to Buyer.

2.   LANDLORD NEGOTIATIONS

2.1 Landlord Negotiations. Throughout the Term, Buyer acknowledges that Seller shall continue (and Shareholder shall cause Seller to continue) to negotiate with the Landlord for either (i) an early termination of the Lease or (ii) an assignment of the Lease to Buyer under terms and conditions satisfactory to Buyer in its sole and absolute discretion. Buyer

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

     shall cooperate with Seller at Buyer's election in connection with any proposed assignment.

3.   PERSONNEL

3.1 Personnel. Pursuant to Section 12.1 of the Purchase Agreement, Buyer shall offer employment to the employees previously employed by Seller in the Chicago Store. Accordingly, subject to the applicable terms of the Purchase Agreement, Buyer is solely responsible for hiring, supervising, directing the work of, promoting, discharging and determining the compensation and other benefits of all personnel working in the Chicago Store. Buyer shall be solely liable for the wages, salaries, benefits and other compensation of its personnel, including but not limited to management personnel such as district or regional managers that it chooses to employ to oversee the Chicago Store.

4.   INVENTORIES

4.1 Inventories. Pursuant to the Bill of Sale in the form attached hereto as Exhibit A, Buyer has purchased the Inventories of the Chicago Store from Seller, which Inventories have been valued using the average cost method of accounting, in exchange for the Chicago Subordinated Note in the form attached hereto as Exhibit B (the "Chicago Subordinated Note") and shall, at its sole cost and expense, including distribution expenses, supply such additional Inventories as are needed for sale in the Chicago Store, subject to the limitations set forth in Section 7.2 hereof.

5.   MONTH-END RECONCILIATION

5.1 Month-End Reconciliation. Buyer shall deliver a monthly profit and loss report to Seller detailing Expenses (as hereinafter defined) and Net Sales (as hereinafter defined) generated at the Chicago Store substantially in the form attached hereto as Exhibit C (the "Monthly Store Operations Report"). The Monthly Store Operations Report shall also disclose Annual Net Sales and the Gross Margin Floor (each as hereinafter defined) for the applicable fiscal month. In the event Expenses exceed Net Sales during any fiscal month (the "Monthly Shortfall"), Seller shall reimburse Buyer for the Monthly Shortfall within ten (10) business days of its receipt of the Monthly Store Operations Report. Notwithstanding any provision to the contrary contained in this Agreement, commencing the fiscal month of April, 2002 throughout the remaining Term of this Agreement, if the percentage difference between Net Sales and the actual cost of goods sold during any fiscal month (the "Store Margin") is less than the difference between (i) the average Store Margin during the applicable fiscal month for the flagship stores transferred by Seller to Buyer located in New York City, Orlando, Las Vegas and at the Mall of Georgia and (ii) two percent (2%) (the "Gross Margin Floor"), which shall be evaluated on an independent, month-to-month basis, Seller shall only be obligated to fund the portion of

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     the Monthly  Shortfall  that would have been payable by Seller if the Gross
     Margin Floor had been satisfied. In the event Buyer demonstrates that the average Store Margin, calculated on an annual basis commencing April 1, 2003 and on a proportionate basis at the time Buyer submits the Final Year End Statement (as hereinafter defined), exceeds the average Gross Margin Floor for the same period, Seller shall fund any remaining unpaid Monthly
     Shortfall  for  the  applicable  period.   Seller   acknowledges  that  the
     implementation of the Gross Margin Floor will restrict Buyer's ability to liquidate the Aged Inventory (as such term is defined in the Purchase
     Agreement) included in the Inventories of the Chicago Store that Buyer purchased from Seller. Seller shall have the right to request reasonably detailed supporting documentation in connection with any Monthly Store Operations Report, which documentation shall be promptly delivered by Buyer for Seller's review, however, payment of the Monthly Shortfall shall not be subject to Seller's approval of such supporting documentation. Seller anticipates reviewing the Monthly Store Operations Report on a quarterly basis and expressly reserves all rights under this Section 5.1, including the right to dispute the information contained in any Monthly Store Operations Report, notwithstanding the fact that one (1) or more months may
     have  elapsed  following  payment  of  the  applicable   Monthly  Shortfall
     reflected in any particular Monthly Store Operations Report disputed by Seller. In the event Seller disputes any information contained in the Monthly Store Operations Report (the "Disputed Item(s)"), Seller shall notify Buyer of such Disputed Item(s) in writing (the "Dispute Notice") in the manner required under this Agreement. Buyer shall, within ten (10) business days of receipt of any Dispute Notice either (i) amend the applicable Monthly Store Operations Report and refund Seller's overpayment of the Monthly Shortfall or (ii) provide Seller with additional supporting documentation and other related information with respect to the Disputed Item(s). In the event Buyer and Seller are unable to resolve the Disputed Item(s) in a mutually satisfactory manner upon the request of Buyer or Seller, such dispute shall be submitted to arbitration in accordance with
     Section 14.9 hereof. In the event Net Sales exceed Expenses during any fiscal month (the "Sales Overage"), Buyer shall be entitled to retain and use the Sales Overage to offset future Monthly Shortfall amounts subject to Buyer's obligation to reimburse Seller for any payment of Rent provided in the next sentence hereof and reconciliation following the end of each fiscal year of Buyer (the "Fiscal Year"). Notwithstanding any foregoing provision to the contrary, following delivery of a Rent Payment Option Notice, in the event any Sales Overage exists during any fiscal month in which Seller has paid the Rent, Buyer shall promptly reimburse Seller for the Rent paid by Seller up to the amount of the Sales Overage. Any excess funds remaining from any Sales Overage following reimbursement of any Rent paid by Seller shall thereafter be returned to Seller within thirty (30) days following the end of any Fiscal Year, together with a reconciliation statement for the applicable Fiscal Year. Any late payments shall accrue interest on a daily basis at a rate of eight percent (8%) per annum. For purposes of this Agreement, the term "Expenses" shall mean (i) the expenses incurred exclusively in connection with Buyer's operation of the Chicago Store (which shall, in the case of the non-allocated charges, be limited to

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     the actual  out-of-pocket  expenses  incurred  and paid or to be settled in cash by Buyer--i.e., actual cost of goods sold, cash payments under the Lease, actual costs and expenses associated with operation and management of the Chicago Store and all out-of-pocket costs of compliance with the Lease plus the Chicago Store's pro-rata portion of royalties due for the use of the FAO name and interest on the Chicago Subordinated Note) plus
     (ii) one twelfth of six and one-half percent (6.5%) of Annual Net Sales, which amount represents the allocable amount of certain variable overhead costs associated with the operation of all of the stores and locations being transferred to Buyer by Seller and QFS (i.e., warehouse, shipping and labor costs, corporate and home office expenses and other charges), the term "Annual Net Sales" shall mean total sales revenues generated by the Chicago Store for the trailing twelve (12) month period net of customer merchandise returns. Buyer acknowledges and agrees that Parent may exercise Seller's rights under this Section 5.1, on Seller's behalf and the term "Net Sales" shall mean the total sales revenue generated by the Chicago Store during any fiscal month during the Term, net of customer merchandise returns.

     If total Expenses exceed Net Sales during a Fiscal Year of Buyer by an amount less than Two Hundred Thousand Dollars ($200,000) (such excess being defined as the "Aggregate Annual Threshold Shortfall"), Buyer shall receive an incentive payment equivalent to the difference between the Two Hundred Thousand Dollars ($200,000) and the Aggregate Annual Threshold Shortfall (the "Incentive Payment"). Buyer expressly acknowledges and agrees that any Rent paid directly by Seller shall be deemed included in total Expenses and factored into the calculation of the Aggregate Annual Threshold Shortfall, notwithstanding the fact that such amounts were not actual out-of-pocket expenses incurred and paid in cash by Buyer. In the event Net Sales for a Fiscal Year of Buyer are equivalent to the total Expenses for such Fiscal Year (the "Break Even Point") Buyer shall receive an Incentive Payment equivalent to Two Hundred Thousand Dollars ($200,000). Each Incentive Payment shall be paid within forty-five
     45) days of the end of the relevant Fiscal Year provided no unresolved Dispute Notice is outstanding with respect to the applicable Fiscal Year at that time. In the event of an outstanding Dispute Notice, the Incentive Payment shall be remitted to Buyer within fifteen (15) days of resolution of the Disputed Item(s). At such time that the Break Even Point is exceeded (such excess, the "Net Profit"), such Net Profit shall be shared equally between Buyer and Seller until the Seller shall have received Two Hundred Thousand Dollars ($200,000) (the "Second Break Even Point"). Buyer shall be entitled to retain all Net Profits in excess of the Second Break Even Point.

6.  LICENSE OF FAO NAMES

6.1  License.


                           (a) Seller has retained, as of the Closing (and Buyer
                  acknowledges   that  Seller   possesses),  a   royalty   free,

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                  non-transferable, nonexclusive  license, for  the  duration of the Term hereof and solely in connection with matters related to the Chicago Store as contemplated under this Agreement, to use the names "FAO Schwarz," any derivatives thereof, and any trademarks, service marks or trade names used by Seller in the operation of the Chicago Store prior to the Closing (the "FAO Names").

                           (b) Seller agrees to use the FAO Names in  accordance
                  with reasonable written guidelines delivered by Buyer to FAO and in accordance with the amended and restated Schwarz Agreement.

7.  DISPOSITION OF THE CHICAGO STORE

7.1 Transferred Store. In the event Landlord consents to the assignment of the Lease to Buyer and Shareholder is released from its obligations under its guaranty of the Lease (the "Shareholder Guaranty"), Buyer shall be permitted to assume Seller's rights and obligations under the Lease. Seller and Buyer hereby agree that, promptly following receipt of such consent from the Landlord and confirmation of Landlord's release of the Shareholder Guaranty, Buyer and Seller shall execute a Real Property Lease Assignment with respect to the Chicago Store; provided that the terms of the Lease are satisfactory to Buyer in its sole and absolute discretion. Upon delivery of an executed Real Property Lease Assignment with respect to the Lease and Landlord's release of the Shareholder Guaranty, the Chicago Store shall become one of the Transferred Stores and Facilities under the Purchase Agreement and this Agreement shall automatically terminate. The aggregate principal amount of the Subordinated Notes shall also be increased by $1,000 plus an amount equivalent to the then-outstanding principal balance of the Chicago Subordinated Note (the "Additional Principal Amount"). In the event the Subordinated Notes shall have been repaid or accelerated, Buyer shall pay Seller a cash amount equivalent to the Additional Principal Amount simultaneously with its delivery of the executed Real Property Lease Assignment.

7.2  Closure  Store.  Unless  Buyer,  Seller and Landlord  have  executed a Real
     Property Lease Assignment with respect to the Lease, on the date of termination of this Agreement pursuant to Section 8.1 hereof, all of the then-existing Inventories at the Chicago Store ("Chicago Inventory") shall be immediately sold to Seller at a purchase price equal to the Cost of the Chicago Inventory (as hereinafter defined), at the date of sale, payable by decreasing the then-outstanding principal amount of the Chicago Subordinated Note by the Cost of the Chicago Inventory. In no event shall the Cost of the Chicago Inventory exceed the then-outstanding principal balance of the Chicago Subordinated Note by more than Fifty Thousand Dollars ($50,000.00). In the event the Cost of the Chicago Inventory is less than the then-outstanding principal amount of the Chicago Subordinated Note (the "Inventory Shortfall"), Buyer shall pay Seller a cash payment equivalent to the Inventory Shortfall following its receipt of the results of physical confirmation of the Chicago Inventory, which shall be conducted by Seller as hereinafter described.

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     Buyer  agrees  to  execute  a  bill  of  sale and take  such  other  action reasonably requested by Seller to effect such sale and liquidation of the Chicago Inventory. Buyer shall cooperate with Seller and assist in coordinating the closure of the Chicago Store in any manner deemed appropriate by Seller. The "Cost of the Chicago Inventory" shall be the value of the inventory as of date of the Real Property Lease Assignment or the termination of this Agreement (the "Effective Date"), which value shall be determined using the average cost method of accounting. Subject to the inventory cap and any cash adjustments required under this Section 7.3, Buyer shall adjust the Cost of the Chicago Inventory based on the results of a physical inventory which shall be conducted by Seller. In the event Buyer disputes the results of Seller's physical inventory, Buyer may submit such dispute to arbitration in accordance with the procedure described in
     Section 14.9 hereof and, to the extent KPMG LLP or its successor ("KPMG") subsequently recommends adjustment of the results of Seller's physical inventory, Buyer and Seller shall take all actions necessary to implement such decision within the timeframe provided in Section 14.9 hereof. Seller shall pay all reasonable expenses incurred by Buyer in cooperating with Seller in connection with any sale or liquidation of the Chicago Inventory.

7.3 Final Store Operations Report. Buyer shall deliver a final Monthly Store Operations Report for the period from the date of the immediately prior Monthly Store Operations Report up to and including the effective date of the Real Property Lease Assignment or the date of termination pursuant to
     Section 8.1 hereof (the "Final Monthly Store Operations Report"), together with a year-to-date reconciliation statement for the Fiscal Year (or portion thereof) (the "Final Year End Statement"). Seller's review and dispute rights with respect to the Final Monthly Store Operations Report as well as well as the Final Year End Statement shall mirror Seller's rights described in Section 5.1 hereof with respect to Monthly Store Operations Reports and Fiscal Year statements. In the event the Final Monthly Store Operations Report and/or the Final Year End Statement (collectively, the "Final Statements") evidences any amounts due from Seller or Buyer, the party from whom such amounts are due shall remit the balance payable within ten (10) business days of receipt of the Final Statements.

8.   TERMINATION

8.1 Term. This Agreement shall automatically terminate upon the earlier of (i) the three (3) year anniversary of the Closing Date (or, in the event such date is not a business day, the first business day immediately following the three (3) year anniversary of the Closing Date), which date may be extended upon mutual agreement by Seller and Buyer or (ii) the assignment of the Lease to Buyer pursuant to Section 7.1 hereof (the "Term"). Notwithstanding any provision of this Agreement to the contrary, Seller shall have the right, in its sole discretion, to terminate this Agreement and accelerate the expiration of the Term upon sixty (60) days prior

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     written notice to Buyer. The obligations of Buyer hereunder with respect to
     COBRA shall not terminate until the minimum statutory obligation to provide such coverage shall terminate.

9.   COVENANTS, LIABILITY AND INDEMNITY

9.1 Buyer hereby covenants that it shall operate the Chicago Store in accordance with the terms of the Lease and comply with all terms and conditions of the Lease. Parent and Buyer, jointly and severally, agree to indemnify Seller and Shareholder from and against any costs, claims or damages (including reasonable attorneys' fees and reasonable actual costs) ("Losses") arising out of (i) any breach of Buyer's covenant in this
     Section 9.1, (ii) events resulting from or occurring in connection with Buyer's operation of the Chicago Store in a manner that does not comply with the terms of the Lease (except as otherwise contemplated under Section 9.2(iii) hereof), this Agreement and/or any occurrence covered under the insurance policies required to be maintained by the tenant under the terms of the Lease, (iii) events resulting from or occurring in connection with Buyer's wrongful or intentional misconduct and (iv) Buyer's or Parent's breach of their respective obligations under this Agreement.

9.2 Seller and Shareholder, jointly and severally, agree to indemnify Buyer and Parent against (i) any losses to the extent provided and in accordance with the terms of Section 5.1, (ii) any COBRA liabilities with respect to Chicago Store employees (unless the Lease is assigned to Buyer), (iii) Losses arising from litigation brought by the Landlord in connection with execution or performance of this Agreement by Buyer or Seller or in connection with Seller's negotiations with Landlord concerning the closure of the Chicago Store and termination of the Lease, (iv) Losses arising out of events resulting from or occurring in connection with Seller's wrongful or intentional misconduct and (v) Losses arising out of Seller's or Shareholder's breach of their respective obligations under this Agreement.

10.  RELATIONSHIP OF PARTIES

10.1 Independent Contractors. The parties are independent contractors under this Agreement. Except as expressly set forth herein, neither party has the authority to, and each party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other party without such party's prior written consent.

10.2 No Assignment of Lease. Nothing set forth in this Agreement is intended to be, or shall be deemed to be, an assignment of any of Seller's interests in the Lease or a sublease or license to Buyer to use or occupy the Chicago Store.

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

11.  NOTICES

11.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery upon the party for whom it is intended, on the day so delivered;
     (b) if mailed by registered or certified mail, return receipt requested, on the third business day following such mailing; (c) if deposited for delivery by a reputable courier service, on the business day following deposit with such courier; or (d) if sent by electronic facsimile transmission, on the day the facsimile is transmitted electronically, or if not a business day, the next succeeding business day to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

                                    To Seller or Shareholder:

                                    Royal Vendex KBB N.V.
                                    De Klencke 6, NL-1083
                                    Postbus 7997, 1008 AD
                                    Amsterdam, The Netherlands
                                    Attention: Drs. Jan de Planque (RA)

                                    with a mandatory copy to:

                                    Kronish Lieb Weiner & Hellman LLP
                                    1114 Avenue of the Americas
                                    New York, NY 10036
                                    Attention: Mark Lipschutz, Esq.
                                    Fax no.: (212) 479-6275
                                    E-mail address: mlipschutz@kronishlieb.com


                                    To Buyer:

                                    Toy Soldier, Inc.
                                    26610 Agoura Road, Suite 250
                                    Calabasas, CA 91302
                                    Attention: Jerry Welch/Legal
                                    Fax no.: (818) 735-7297
                                    E-mail address:  jgroner@rightstart.com
                                                     kroyer@rightstart.com


                                    with a mandatory copy to:

                                    Fulbright & Jaworski L.L.P.
                                    865 South Figueroa Street, 29th  Floor
                                    Los Angeles, CA 90017
                                    Attention: Victor Hsu
                                    Fax no.: (213) 680-4518
                                    E-mail address:  vhsu@fulbright.com


12. GOVERNING LAW; SUBMISSION TO JURISDICTION; SERVICE OF PROCESS

12.1 Any Proceeding arising out of or relating to this Agreement ("Proceeding") may be brought in the courts of the State of New York, County of New York, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Each party hereto agrees that service of process in any Proceeding may be made upon it in any manner permitted by the laws of the state of New York or the federal laws of the United States or as follows: (i) by personal service or (ii) by certified or registered mail to the party for which intended at its address for notice pursuant to Section 11. Service of process upon any party in any manner referred to in the preceding sentence shall be deemed in every respect effective service of process upon such party.

13.  SPECIFIC PERFORMANCE

13.1 Specific Performance. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that, in the event of a breach or threatened breach of this Agreement, the parties shall be entitled to specific performance, injunctive or other equitable relief, in addition to any other remedy available at law or in equity, without posting bond or other undertaking.

14.  MISCELLANEOUS

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14.1 Severability.  Any  provision  of  this  Agreement  that is  prohibited  or unenforceable in any jurisdiction shall, as to such jurisdiction, be adjusted rather than voided, if possible, in order to achieve the intent of the parties to this Agreement to the extent possible, without invalidating or adjusting the remaining provisions hereof, and any such prohibition, unenforceability or adjustment in any jurisdiction shall not invalidate, render unenforceable or adjust such provision in any other jurisdiction.

14.2 Descriptive Headings. The descriptive headings of the several sections and paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

14.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

14.4 Assignment and Delegation. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto. Notwithstanding the foregoing, Buyer and Parent each expressly acknowledge and agree that no consent shall be required in connection with any assignments or transfers associated with the winding-up of Seller's and Shareholder's activities in the United States.

14.5 Entire Agreement. This Agreement, including the Schedules, together with the Purchase Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

14.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Seller, Shareholder, Parent or Buyer or their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement.

14.7 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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14.8 Parent's Obligations.  Where  in  this  Agreement  provision is made for an action to be taken or not taken by Buyer, Parent undertakes to cause Buyer to take or not take such action, as the case may be.

14.9 Arbitration. In the event of any dispute between Seller and Buyer with respect to matters under this Agreement, Seller and Buyer agree that:
     (a) upon the request of either Seller or Buyer, the dispute shall be submitted to KPMG for expedited disposition, which submission to KPMG shall occur within five (5) business days of Seller's or Buyer's written notice to the other party requesting arbitration (the "Arbitration Notice"); (b) following delivery of the Arbitration Notice by either party, Seller and Buyer shall each compile such documentation and information as may be needed by KPMG to render a decision with respect to the disputed matter (the "Supporting Documents"), which Supporting Documents shall be delivered to KPMG together with the written request for KPMG's arbitration of the matter in dispute (the "KPMG Notice") within the time period provided hereinabove in Section 14.9(a); (c) following submission of the matter to arbitration, upon request from KPMG, Seller and/or Buyer shall promptly deliver such additional documentation and information as may be needed by KPMG (the "Additional Documents"); (d) KPMG shall render a decision no later than ten (10) business days (or as soon as reasonably practicable thereafter) following its receipt of (i) the KPMG Notice and (ii) the Supporting Documents and, if applicable, the Additional Documents; (e) the decision of KPMG shall be final and all actions necessary to implement the decision of KPMG shall be undertaken as soon as possible, but in no event later than ten (10) business days after the rendering of such decision; (f) judgment upon the dispute or any award rendered may be entered in any court having jurisdiction thereof; and (g) all fees payable to KPMG for services rendered in connection with its arbitration of the dispute shall be paid by the party suffering the adverse decision of KPMG.

14.10 Authority. Buyer and Parent hereby warrant and represent that no third party or lender consents are required in connection with the execution, delivery and performance of this Agreement and all related documents including, without limitation, the Chicago Subordinated Note.

                  [Remainder of Page Intentionally Left Blank]


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

                                   KBB RETAIL ASSETS CORP.

                                   By:  /s/ Hal Prout
                                   Name:  Hal Prout
                                   Title: Secretary

                                   ROYAL VENDEX KBB N.V.

                                   By: /s/ Eric ter Hark
                                   Name: Eric ter Hark
                                   Title: Director of Corporate Development

                                   TOY SOLDIER, INC.

                                   By: /s/ Raymond P. Springer
                                   Name: Raymond P. Springer
                                   Title: Executive Vice President

                                   THE RIGHT START, INC.

                                   By: /s/ Raymond P. Springer
                                   Name: Raymond P. Springer
                                   Title: Executive Vice President


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                                    EXHIBIT A

                              Form of Bill of Sale

                                  See Attached.

                                    EXHIBIT B

                        Form of Chicago Subordinated Note

                                  See Attached.



                                       15
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                                    EXHIBIT C

                     Form of Monthly Store Operations Report

                                  See Attached.